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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 240.13D-1(B), (C) AND
(D) AND AMENDMENTS THERETO FILED PURSUANT TO 240.13D-2

                               (Amendment No. 1)*

                          FPA Medical Management, Inc.
                                (Name of Issuer)



                    Common Stock, par value $0.002 per share
                         (Title of Class of Securities)



                                   302543-10-3
                                 (CUSIP Number)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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-------------------------------
CUSIP NO. 302543-10-3
-------------------------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Oxford Health Plans, Inc.
         06-1118515

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a)  [  ]

                                                              (b)  [X]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                         1,550,109
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   -----------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                           1,550,109
    WITH                   -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,550,109
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                   [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.26%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------
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ITEM 1(a).        NAME OF ISSUER:

                  FPA Medical Management, Inc., a California corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3636 Nobel Drive, Suite 200, San Diego, California  92122

ITEM 2(a).        NAME OF PERSON FILING:

                  Oxford Health Plans, Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  800 Connecticut Avenue, Norwalk, Connecticut  06854

ITEM 2(c).        CITIZENSHIP:

                  State of Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.002 par value per share

ITEM 2(e).        CUSIP NUMBER:

                  302543-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal
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                          Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 1,550,109 shares of common stock

                  (b)      Percent of class:  3.26%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,550,109

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                           (iii) Sole power to dispose or to direct the disposition of: 1,550,109

                           (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
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                  Not applicable.

ITEM 10.          CERTIFICATION.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       July 8, 1998
                                          (Date)



                                      /s/ Jeffery H. Boyd
                                        (Signature)




                                      Jeffery H. Boyd
                                      Executive Vice President and
                                      General Counsel
                                       (Name/Title)